Exhibit 99.1

NRG Yield, Inc. Reports Full Year 2017 Financial Results
And Increases Quarterly Dividend

•	Cash from Operating Activities and Cash Available for Distribution (CAFD) in line with expectations with an increase in the annualized dividend by 15.2% in 2017

•	Declared 3.47% quarterly dividend increase to $0.298 per share in first quarter 2018; continue to target annualized dividend per share growth of 15% through 2018

•	Executed on growth investments in 2017 with $319 million in accretive capital deployed

•
Announced transformative agreement with Global Infrastructure Partners (GIP) ("NRG Transaction") to become NRG Yield's new controlling stockholder and sponsor; closing of the NRG Transaction is expected in the second half of 2018

•
Over $450 million of new capital commitments in 2018, including the binding agreements with NRG Energy, Inc. (NRG) to acquire the 154 MW Buckthorn Solar Project and the 527 MW Carlsbad Energy Center, funding for the University of Pittsburgh Medical Center (UPMC) thermal project, and additional investments in the distributed generation partnerships

•
Recorded $112 million in non-cash charges relating to a deferred tax asset write down from federal tax reform and asset impairment charges; financial performance of the projects remain within expectations

PRINCETON, NJ — March 1, 2018 — NRG Yield, Inc. (NYSE: NYLD, NYLD.A) today reported full year 2017 financial results including Net Loss of $23 million, Adjusted EBITDA of $933 million, Cash from Operating Activities of $516 million, and Cash Available for Distribution (CAFD) of $267 million.

"2017 was a very successful year for NRG Yield with strong results across our diversified portfolio as well as accretive capital deployment," said Christopher Sotos, NRG Yield's President and Chief Executive Officer. “As we work diligently to help facilitate a timely close of the NRG Transaction in the second half of 2018, we look forward to Global Infrastructure Partners becoming the Company’s new sponsor and reigniting long-term growth across the platform. NRG Yield also continues to execute on near-term growth with over $450 million in new capital commitments already in place.”

Overview of Financial and Operating Results

Segment Results1

Table 1: Net (Loss)/Income

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/17	12/31/16	12/31/17	12/31/16
Conventional	33	45	120	153
Renewables	(50)	(163)	9	(86)
Thermal	3	5	25	29
Corporate	(84)	(2)	(177)	(94)
Net (Loss) Income	(98)	(115)	(23)	2

1 In accordance with GAAP, 2016 results have been recast to include the March 2017 and November 2017 Drop Down Assets as if the combinations had been in effect from the beginning of the financial statement period

Table 2: Adjusted EBITDA

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/17	12/31/16	12/31/17	12/31/16
Conventional	84	84	305	309
Renewables	113	123	589	581
Thermal	12	13	58	58
Corporate	(5)	(6)	(19)	(16)
Adjusted EBITDA	204	214	933	932

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended		Twelve Months Ended
($ millions)	12/31/17	12/31/16	12/31/17	12/31/16
Cash from Operating Activities	142	128	516	577
Cash Available for Distribution (CAFD)	59	62	267	311

For the fourth quarter of 2017, NRG Yield reported a Net Loss of $98 million, Adjusted EBITDA of $204 million, Cash from Operating Activities of $142 million, and CAFD of $59 million. Fourth quarter Net Loss results were primarily due to the $68 million write down of the revaluation of the existing net deferred tax asset pursuant to the reduction in the corporate income tax rate to 21% in accordance with the Tax Cut and Jobs Act and $31 million of non-cash asset impairments within NRG Wind TE Holdco at two separate wind projects: Elbow Creek located in Texas, and Forward Wind located in Pennsylvania. Fourth quarter Adjusted EBITDA results were lower than 2016 primarily due to lower wind production in 2017 versus fourth quarter 2016, partially offset by growth in the distributed generation partnerships. CAFD results were lower than 2016 primarily due to Adjusted EBITDA results, partially offset by higher distributions received from Agua Caliente and distributed generation partnerships.

For the twelve months ended December 31, 2017, NRG Yield reported a Net Loss of $23 million, Adjusted EBITDA of $933 million, Cash from Operating Activities of $516 million, and CAFD of $267 million. Full year Net Loss results were impacted by the write down of the existing net deferred tax asset and the non-cash asset impairments in the fourth quarter, as well as a $13 million impairment taken by NRG in the third quarter of 2017 in connection with the November 2017 Drop Down assets sale to NRG Yield. In accordance with common control accounting rules, NRG Yield recorded the impairment in its year-end financial statements as if the November 2017 Drop Down Assets were part of the Company from the beginning of the financial statement period. Adjusted EBITDA results were higher than 2016 primarily due to the full year contribution of the Utah solar assets which achieved commercial operation in 2016 and growth in the distributed generation partnerships. This increase was offset by lower renewable production in 2017 versus full year 2016. CAFD results were lower than 2016 primarily due to lower renewable production, additional debt service from both non-recourse project and corporate-level financings raised in 2016, and additional maintenance capital expenditures at the Walnut Creek facility. This decrease was partially offset by higher distributions received from the distributed generation partnerships.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended		Twelve Months Ended
	12/31/17	12/31/16	12/31/17	12/31/16
Equivalent Availability Factor (Conventional)	98.3%	99.1%	93.4%	95.3%
Renewables Generation Sold (MWh)	1,491	1,686	6,844	7,291
Thermal Generation Sold (MWht)[2]	484	479	1,961	2,037

In the fourth quarter of 2017, generation in the Renewables segment was below expectations and 12% lower than the fourth quarter of 2016 primarily due to weak wind resources across the portfolio. Renewable energy conditions during the first quarter of 2018 have continued to trend below expectations primarily from weak wind resources in the West Coast.
2 Also includes Thermal MWh sold

During the first half of 2017, Walnut Creek experienced forced outages due to mechanical failures of turbine parts that caused downstream damage to several of the plant's units, primarily Unit 1. The repairs necessary to return Unit 1 to service were completed in the second quarter of 2017; the plant has performed reliably since then. The financial impact from the Unit 1 outage was approximately $2 million after recovery of insurance proceeds.

In the third quarter of 2017, the Company, through the Walnut Creek project, executed an amendment to the contractual service agreement with the original equipment manufacturer to improve long-term reliability. The amendment provides for the original equipment manufacturer to perform all required, currently available and future turbine reliability upgrades in exchange for an investment of approximately $15 million that would be paid over the next five years, of which $8 million is expected to be paid in 2018.

On December 18, 2017, the Company amended the power purchase agreement for its 29 MW Forward Wind project in Berlin, PA, to extend the maturity date to December 31, 2022. The Forward Wind project is a part of the Company’s NRG Wind TE Holdco portfolio.

Liquidity and Capital Resources

Table 5: Liquidity3

($ millions)	12/31/17	9/30/17	12/31/16
Cash and Cash Equivalents	148	179	322
Restricted Cash	168	144	176
Total Cash	316	323	498
Revolver Availability	366	427	435
Total Liquidity	682	750	933

Total liquidity as of December 31, 2017 was $682 million, a decrease of $251 million from December 31, 2016. This reflects a decrease in total cash of $182 million4 resulting primarily from dividend payments paid and the successful deployment of growth investments in 2017. Revolver availability during the same period decreased by $69 million due to $55 million in cash borrowings in the fourth quarter of 2017 to primarily fund distributed generation partnership investments and increases in issued letters of credit.

Potential future sources of liquidity include excess operating cash flow in the business, the $150 million at-the-market (ATM) program, of which $115 million remains available at the end of 2017, and availability under the corporate revolver.

Strategic Sponsorship with Global Infrastructure Partners (GIP)

On February 6, 2018, GIP entered into a purchase and sale agreement with NRG for the acquisition of NRG's full ownership interest in NRG Yield and NRG's renewable energy development and operations platform consisting of a robust pipeline of over 6.4 GW of backlog and development projects, as well as operational oversight of 2.4 GW across 17 states (the "NRG Transaction"). In connection with the NRG Transaction, NRG Yield entered into a Consent and Indemnity Agreement (the "C&I Agreement") with NRG and GIP setting forth the key terms and conditions of NRG Yield's Corporate Governance, Conflicts, and Nominating Committee's consent to the NRG Transaction. Refer to the Company's press release on February 7, 2018 for further details.

Founded in 2006, GIP is an independent infrastructure fund with over $45 billion in assets under management that invests in infrastructure assets and businesses in both OECD and select emerging market countries. GIP targets investments in single assets and portfolios of assets and companies in power and utilities, natural resources infrastructure, air transport infrastructure, seaports, freight railroad, water distribution and treatment and waste management.

GIP has a strong track record of investment and value creation in the renewable energy sector with a portfolio that now includes approximately $9 billion in equity committed or invested, 8 GW of operating renewable assets, and over 14 GW of renewable
3 In accordance with GAAP, 2016 results have been recast to include the March 2017 and November 2017 Drop Down Assets as if the combinations had been in effect from the beginning of the financial statement period
4 See Appendix A-6 Sources and Uses of Cash and Cash Equivalents for Twelve Months Ended December 31, 2017

assets under construction or in development. Additionally, GIP has extensive experience with publicly traded yield vehicles and development platforms, ranging from Europe's first application of a YieldCo/DevCo model to the largest renewable platform in Asia-Pacific.

The NRG Transaction is subject to certain closing conditions, including customary legal and regulatory approvals. NRG Yield expects the NRG Transaction to close in the second half of 2018.

Growth Investments

Buckthorn Solar Drop Down Transaction with NRG

On January 24, 2018, NRG Yield entered into a binding agreement to purchase the 154 MW Buckthorn Solar utility-scale project from NRG for cash consideration of $42.3 million, plus assumed non-recourse debt of approximately $131 million. Buckthorn Solar will sell power under a 25-year PPA to the city of Georgetown, Texas starting in July 2018 when it is expected to achieve commercial operation. The purchase price is expected to be funded via revolver borrowings and cash on hand and is expected to increase CAFD on an average annual basis by approximately $4 million5 starting in 2019. The transaction is expected to close in the first quarter of 2018.

Carlsbad Energy Center Drop Down Transaction with NRG

On February 6, 2018, NRG Yield signed a binding agreement to purchase the 527 MW Carlsbad Energy Center for cash consideration of $365 million, excluding working capital and other adjustments, plus assumed non-recourse debt of $601 million at completion. The agreement to acquire Carlsbad is subject to the closing of the NRG Transaction. The project is expected to increase CAFD on an average annual basis by approximately $40 million beginning in 2019.

Because the project is not expected to close until the fourth quarter of 2018, the Carlsbad transaction includes a number of other items and conditions, including adjustments to the purchase price subject to (a) final tested capacity, (b) final tested heat rate, (c) insurance costs, and (d) NRG Yield's stock price prior to funding.

Per the C&I Agreement, GIP has committed to provide up to $400 million in financing support for the Carlsbad Energy Center drop down transaction. This commitment would be exercised if NRG Yield were unable to efficiently raise third party capital by the closing of the Carlsbad transaction and would entail GIP acquiring the project directly from NRG to be dropped down to NRG Yield in the future subject to similar terms and conditions.

University of Pittsburgh Medical Center (UPMC) Thermal Project and Non-Recourse Thermal Financing

On October 31, 2016, NRG Business Services LLC, a subsidiary of NRG, and NRG Energy Center Pittsburgh LLC (NECP), a subsidiary of NRG Yield, entered into an Engineering, Procurement, and Construction (EPC) agreement for the construction of an 80 MWt district energy system for NECP to provide steam, chilled water and emergency backup power service to UPMC. The initial term of the energy services agreement (under fixed capacity payments) with UPMC will be for a period of twenty years from the service commencement date. Pursuant to the terms of the EPC Agreement, NECP shall pay NRG Business Services LLC $88 million, subject to adjustment based upon certain conditions in the EPC Agreement, $84 million of which will be paid at substantial completion and $4 million of which will be paid at final completion. The project is expected to achieve commercial operations in the first half of 2018.

In connection with the UPMC project, NRG Energy Center Minneapolis LLC established shelf facilities for the anticipated issuances of $70 million of Series E notes and $10 million of Series F notes. The proceeds from the notes, if issued, will be utilized to make payments with respect to the EPC Agreement described above. The UMPC project, net of non-recourse financing, is expected to increase CAFD on an average annual basis by approximately $4 million6 starting in 2019.

5 CAFD average over the 5-year period from 2019-2023
6 CAFD average over the 5-year period from 2019-2023

Investment Partnerships with NRG Energy

During the fourth quarter of 2017, NRG Yield invested approximately $24 million in the existing business-renewable focused distributed solar partnerships bringing total capital invested to $208 million7 in the distributed solar investment partnerships. As of December 31, 2017, through the existing partnership agreements, NRG Yield owns approximately 233 MW8 of distributed solar capacity with a weighted average contract life by CAFD of approximately 20 years.

Award to Provide Black Start Services at Marsh Landing

On December 1, 2017, the California Independent System Operator selected a proposal by NRG Yield's Marsh Landing project to provide black start capability in the greater San Francisco Bay Area. In partnership with NRG, the Company is evaluating options for the implementation of the service, which based on preliminary assessment, would require an investment between $10 and $12 million. The Company expects to make an investment decision by the third quarter of 2018.

Quarterly Dividend Update

On February 15, 2018, NRG Yield’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.298 per share (approximately $1.19 per share annualized) payable on March 15, 2018, to stockholders of record as of March 1, 2018. This equates to a 3.47% increase over the prior quarter.

Seasonality

NRG Yield’s quarterly operating results are impacted by seasonal factors, as well as variability in renewable energy resources. The majority of NRG Yield’s revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s core markets. The factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•	Higher summer capacity prices from conventional assets;

•	Higher solar insolation during the summer months;

•	Higher wind resources during the spring months;

•	Debt service payments which are made either quarterly or semi-annually; and

•	Timing of maintenance capital expenditures and the impact of both unforced and forced outages.

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distribution on a quarterly basis.

2018 Financial Guidance

NRG Yield is reconfirming 2018 full year financial guidance. This financial guidance does not include growth investments under evaluation or not yet completed. Financial guidance continues to be based on median renewable energy production estimates.

($ millions)	2018 Full Year Guidance
Net Income	125
Adjusted EBITDA	950
Cash from Operating Activities	599
Cash Available for Distribution (CAFD)	280

NRG Yield is targeting dividend per share growth of 15% annually on each of its Class A and Class C common stock through 2018.

7 Excludes $26 million for 14 MW of residential solar leases acquired outside of partnerships, not adjusted for dividends received
8 Based on cash to be distributed; excludes 14 MW of residential solar leases acquired outside of partnership

Earnings Conference Call

On March 1, 2018, NRG Yield will host a conference call at 9:15 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG Yield’s website at http://www.nrgyield.com and clicking on “Presentations & Webcasts.”

About NRG Yield

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States, including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than two million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols NYLD and NYLD.A, respectively. Visit www.nrgyield.com for more information.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Such forward-looking statements include, but are not limited to, statements regarding our Net Income, Adjusted EBITDA, Cash from Operating Activities, cash available for distribution, the satisfaction of the conditions to the Company’s consent to the sale by NRG Energy, Inc. of its interests in the Company, the Company’s future revenues, income, indebtedness, capital structure, strategy, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG Yield, Inc. believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, including wind and solar performance, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulations, the condition of capital markets generally, our ability to access capital markets, cyber terrorism and inadequate cybersecurity, the ability to engage in successful mergers and acquisitions activity, potential risks to the company as a result of NRG’s sale of its ownership interest in the Company, including the inability to meet certain deadlines, failure of the conditions to be met, unanticipated liabilities in connection with the sale or the reaction of customer, partners or lenders to the transaction, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify, execute or successfully implement acquisitions (including receipt of third party consents and regulatory approvals), our ability to enter into new contracts as existing contracts expire, our ability to acquire assets from NRG Energy, Inc. or third parties, our ability to close drop down transactions, and our ability to maintain and grow our quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

NRG Yield, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, March 1, 2018, and are based on assumptions believed to be reasonable as of this date. NRG Yield expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG Yield’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG Yield’s future results included in NRG Yield’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG Yield makes available free of charge at www.nrgyield.com, copies of materials it files with, or furnish to, the SEC.
# # #
Contacts:

Media:             Investors:
Sheri Woodruff        Kevin L. Cole, CFA
609.524.4608        609.524.4526

Marijke Shugrue        Lindsey Puchyr
609.524.5262        609.524.4527

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In millions, except per share amounts)	2017	2016	2015
Operating Revenues
Total operating revenues	$1,009	$1,035	$968
Operating Costs and Expenses
Cost of operations	326	308	323
Depreciation and amortization	334	303	303
Impairment losses	44	185	1
General and administrative	19	16	12
Acquisition-related transaction and integration costs	3	1	3
Total operating costs and expenses	726	813	642
Operating Income	283	222	326
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	71	60	31
Other income, net	4	3	3
Loss on debt extinguishment	(3)	—	(9)
Interest expense	(306)	(284)	(267)
Total other expense, net	(234)	(221)	(242)
Income Before Income Taxes	49	1	84
Income tax expense (benefit)	72	(1)	12
Net (Loss) Income	(23)	2	72
Less: Pre-acquisition net income (loss) of Drop Down Assets	8	(4)	—
Net (Loss) Income Excluding Pre-acquisition Net Income (Loss) of Drop Down Assets	(31)	6	72
Less: Net (loss) income attributable to noncontrolling interests	(15)	(51)	39
Net (Loss) Income Attributable to NRG Yield, Inc.	$(16)	$57	$33
Earnings Per Share Attributable to NRG Yield, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	35	35
Weighted average number of Class C common shares outstanding - basic and diluted	64	63	49
(Loss) Earnings per Weighted Average Class A and Class C Common Share - Basic and Diluted	$(0.16)	$0.58	$0.40
Dividends Per Class A Common Share	1.098	0.945	$1.015
Dividends Per Class C Common Share	$1.098	$0.945	$0.625

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Year ended December 31,
(In millions)	2017	2016	2015
Net (Loss) Income	$(23)	$2	$72
Other Comprehensive Income (Loss), net of tax
Unrealized gain (loss) on derivatives, net of income tax (expense) benefit of ($7), $0, and $10	10	13	(7)
Other comprehensive income (loss)	10	13	(7)
Comprehensive (Loss) Income	(13)	15	65
Less: Pre-acquisition net income (loss) of Drop Down Assets	8	(4)	—
Less: Comprehensive (loss) income attributable to noncontrolling interests	(5)	(37)	50
Comprehensive (Loss) Income Attributable to NRG Yield, Inc.	$(16)	$56	$15

NRG YIELD, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	December 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$148	$322
Restricted cash	168	176
Accounts receivable — trade	95	95
Inventory	39	39
Notes receivable — current	13	16
Prepayments and other current assets	19	22
Total current assets	482	670
Property, plant and equipment, net	5,204	5,554
Other Assets
Equity investments in affiliates	1,178	1,152
Intangible assets, net	1,228	1,303
Deferred income taxes	128	216
Other non-current assets	63	67
Total other assets	2,597	2,738
Total Assets	$8,283	$8,962
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$306	$323
Accounts payable — trade	27	23
Accounts payable — affiliate	48	40
Derivative instruments	17	33
Accrued expenses and other current liabilities	88	86
Total current liabilities	486	505
Other Liabilities
Long-term debt	5,531	5,726
Accounts payable — affiliate	—	9
Derivative instruments	31	46
Other non-current liabilities	97	77
Total non-current liabilities	5,659	5,858
Total Liabilities	6,145	6,363
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 184,780,837 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 64,717,087, Class D 42,738,750) at December 31, 2017 and 182,848,000 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 62,784,250, Class D 42,738,750) at December 31, 2016	1	1
Additional paid-in capital	1,843	1,879
Accumulated deficit	(69)	(2)
Accumulated other comprehensive loss	(28)	(28)
Noncontrolling interest	391	749
Total Stockholders' Equity	2,138	2,599
Total Liabilities and Stockholders' Equity	$8,283	$8,962

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2017	2016	2015
Cash Flows from Operating Activities	(In millions)
Net (loss) income	$(23)	$2	$72
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(71)	(60)	(31)
Distributions from unconsolidated affiliates	72	58	60
Depreciation and amortization	334	303	303
Amortization of financing costs and debt discounts	25	20	16
Amortization of intangibles and out-of-market contracts	70	76	55
Loss on debt extinguishment	3	—	9
Change in deferred income taxes	72	(1)	12
Impairment losses	44	185	1
Changes in derivative instruments	(16)	(15)	(44)
Loss on disposal of asset components	16	6	3
Cash provided by (used in) changes in other working capital:
Changes in prepaid and accrued capacity payments	(4)	(8)	(12)
Changes in other working capital	(6)	11	(19)
Net Cash Provided by Operating Activities	516	577	425
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	—	—	(37)
Acquisition of Drop Down Assets, net of cash acquired	(250)	(77)	(698)
Capital expenditures	(31)	(20)	(29)
Cash receipts from notes receivable	17	17	17
Return of investment from unconsolidated affiliates	47	28	42
Investments in unconsolidated affiliates	(73)	(83)	(402)
Other	7	4	9
Net Cash Used in Investing Activities	(283)	(131)	(1,098)
Cash Flows from Financing Activities
Net contributions from noncontrolling interests	13	5	122
Net distributions and return of capital to NRG prior to the acquisition of Drop Down Assets	(20)	(184)	(79)
Proceeds from the issuance of common stock	34	—	599
Payments of dividends and distributions	(202)	(173)	(139)
Proceeds from the revolving credit facility	55	60	551
Payments for the revolving credit facility	—	(366)	(245)
Proceeds from issuance of long-term debt	41	740	293
Payments of debt issuance costs	(4)	(15)	(13)
Payments for long-term debt	(332)	(269)	(735)
Net Cash (Used in) Provided by Financing Activities	(415)	(202)	354
Net (Decrease) Increase in Cash and Cash Equivalents	(182)	244	(319)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	498	254	573
Cash, Cash Equivalents and Restricted Cash at End of Period	$316	$498	$254

Supplemental Disclosures
Interest paid, net of amount capitalized	$(297)	$(271)	$(279)
Non-cash investing and financing activities:
Additions to fixed assets for accrued capital expenditures	4	3	3
Decrease to fixed assets for deferred tax asset	—	—	19
Non-cash adjustment for change in tax basis of assets	(20)	44	38
Non-cash return of capital and distributions to NRG, net of contributions	$(2)	$65	$(9)

Appendix Table A-1: Three Months Ended December 31, 2017, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	33	(50)	3	(84)	(98)
Plus:
Income Tax Expense	—	—	—	57	57
Interest Expense, net	9	35	3	21	68
Depreciation, Amortization, and ARO	27	56	6	—	89
Contract Amortization	1	16	—	—	17
Impairment Losses	—	32	—	—	32
Loss on Debt Extinguishment	—	1	—	—	1
Acquisition-related transaction and integration costs	—	—	—	1	1
Other non-recurring charges	10	—	—	—	10
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	4	23	—	—	27
Adjusted EBITDA	84	113	12	(5)	204

Appendix Table A-2: Three Months Ended December 31, 2016, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	45	(163)	5	(2)	(115)
Plus:
Income Tax Benefit	—	—	—	(26)	(26)
Interest Expense, net	12	32	2	21	67
Depreciation, Amortization, and ARO	20	51	5	—	76
Contract Amortization	1	15	1	—	17
Impairment Losses	—	185	—	—	185
Acquisition-related transaction and integration costs	—	—	—	1	1
Other non recurring charges	2	—	—	—	2
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	4	3	—	—	7
Adjusted EBITDA	84	123	13	(6)	214

Appendix Table A-3: Twelve Months Ended December 31, 2017, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	120	9	25	(177)	(23)
Plus:
Income Tax Expense	—	—	—	72	72
Interest Expense, net	48	162	10	83	303
Depreciation, Amortization, and ARO	104	213	21	—	338
Contract Amortization	5	62	2	—	69
Impairment Losses	—	44	—	—	44
Loss on Debt Extinguishment	—	3	—	—	3
Acquisition-related transaction and integration costs	—	—	—	3	3
Other non-recurring charges	14	4	—	—	18
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	14	92	—	—	106
Adjusted EBITDA	305	589	58	(19)	933

Appendix Table A-4: Twelve Months Ended December 31, 2016, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	153	(86)	29	(94)	2
Plus:
Income Tax Benefit	—	—	—	(1)	(1)
Interest Expense, net	48	150	7	78	283
Depreciation, Amortization, and ARO	81	205	20	—	306
Contract Amortization	11	62	2	—	75
Impairment Losses	—	185	—	—	185
Acquisition-related transaction and integration costs	—	—	—	1	1
Other non-recurring charges	2	4	—	—	6
Adjustments to reflect NRG Yield’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	14	61	—	—	75
Adjusted EBITDA	309	581	58	(16)	932

Appendix Table A-5: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended		Twelve Months Ended
($ in millions)	12/31/17	12/31/16	12/31/17	12/31/16
Adjusted EBITDA	204	214	933	932
Cash interest paid	(68)	(70)	(297)	(271)
Changes in prepaid and accrued liabilities for tolling agreements	(9)	(10)	(4)	(8)
Adjustment to reflect Walnut Creek investment payments	(2)	—	(2)	—
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(35)	(32)	(177)	(134)
Distributions from unconsolidated affiliates	20	10	69	49
All other changes in working capital	32	16	(6)	9
Cash from Operating Activities	142	128	516	577
All other changes in working capital	(32)	(16)	6	(9)
Return of investment from unconsolidated affiliates	15	12	47	28
Net contributions (to)/from non-controlling interest	(2)	(2)	3	(4)
Maintenance capital expenditures[9]	(1)	(4)	(22)	(16)
Principal amortization of indebtedness[10]	(71)	(62)	(295)	(268)
Cash receipts from notes receivable[11]	6	6	17	17
Cash Available for Distribution (Recast)	57	62	272	325
Adjustment to reflect NYLD's CAFD pre Drop Down acquisition[12]	2	—	(5)	(14)
Cash Available for Distribution	59	62	267	311

9 Net of allocated insurance proceeds
10 Excludes $7 million in Q4 2017 and $37 million in 2017 for SPP discretionary debt retirements made by NRG as reflected in the financial due to common control
11 Reimbursement of network upgrades
12 Adjustments to reflect drop down assets prior to ownership by NRG Yield

Appendix Table A-6: Twelve Months Ended December 31, 2017, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in 2017:

Twelve Months Ended
($ in millions)	12/31/17
Sources:
Net Cash Provided by Operating Activities	516
Proceeds from the revolving credit facility	55
Proceeds from the issuance of long-term debt	41
Return of investment from unconsolidated affiliates	47
Proceeds from the issuance of common stock	34
Other net cash inflows	13

Uses:
Payments for long-term debt	(332)
Payments for the Drop Down Assets	(250)
Payment of dividends and distributions	(202)
Investments in unconsolidated affiliates	(73)
Capital expenditures	(31)

Change in total cash	(182)

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	2018 Full Year Guidance
Net Income[13]	125
Income Tax Expense	25
Interest Expense, net	310
Depreciation, Amortization, and Accretion Expense	405
Adjustment to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates	85
Adjusted EBITDA	950
Cash interest paid	(286)
Adjustment to reflect Walnut Creek investment payments	(2)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(188)
Cash distributions from unconsolidated affiliates	125
Cash from Operating Activities	599
Net contributions from non-controlling interest	6
Maintenance capital expenditures[14]	(32)
Principal amortization of indebtedness	(306)
Cash receipts from notes receivable[15]	13
Cash Available for Distribution	280

13 Net Income guidance assumes $0 impact for mark-to-market accounting for derivatives and Hypothetical Liquidation at Book Value (HLBV) adjustments for equity method investments
14 Net of property damage insurance proceeds to replace equipment
15 Reimbursement of network upgrades

Appendix Table A-8: Adjusted EBITDA and Cash Available for Distribution Drop Downs

($ in millions)	Buckthorn Solar Drop Down - 5 Year Average from 2019-2022	Carlsbad Drop Down - 5 Year Average from 2019-2023	UPMC - 5 Year Average from 2019-2023
Net Income	1	38	2
Interest Expense, net	6	24	3
Depreciation, Amortization, and ARO	8	28	3
Adjusted EBITDA	15	90	8
Cash interest paid	(6)	(24)	(4)
Cash from Operating Activities	9	60	4
Distributions to non-controlling interest	(2)	—	—
Principal amortization of indebtedness	(3)	(20)	—
Estimated Cash Available for Distribution	4	40	4

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG Yield’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG Yield considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG Yield does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG Yield’s business. NRG Yield compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG Yield considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG Yield may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the non-controlling interest, gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution (CAFD) is Adjusted EBITDA plus cash distributions from unconsolidated affiliates, cash receipts from notes receivable, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata Adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, Walnut Creek investment payments, and changes in prepaid and accrued capacity payments. Management believes cash available for distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe Cash Available for Distribution is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, cash available for distribution is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to cash available for distribution is cash from operating activities.

However, cash available for distribution has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. Cash available for distribution is a non GAAP measure and should not be considered an alternative to cash from operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of cash available for distribution are not necessarily comparable to cash available for distribution as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash from operating activities.